News Release


Investor Contact:


Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Danielle D'Angelo, 914-262-9834
Danielle.Dangelo@unisys.com



UNISYS ANNOUNCES FIRST-QUARTER 2008 FINANCIAL RESULTS

COMPANY REPORTS $28.0 MILLION OPERATING PROFIT, DOUBLE-DIGIT SERVICES ORDERS GROWTH

BLUE BELL, Pa., April 30, 2008 - Unisys Corporation (NYSE: UIS) today reported a first-quarter 2008 operating profit of $28.0 million compared with a first-
quarter 2007 operating loss of $29.6 million.   Revenue for the first quarter
of 2008 declined 3 percent to $1.30 billion from $1.35 billion in the year-ago quarter. Foreign currency exchange rates had an approximately 5 percentage-point positive impact on revenue in the quarter.

"We continued to improve our operating profit in the first quarter despite some weakness in our U.S. business," said Unisys President and Chief Executive Officer Joseph W. McGrath. "Our federal business was impacted by contracting delays at certain agencies, and we saw some impact in our U.S. technology sales as organizations tightened spending on IT projects due to economic concerns. Even with this, we were able to continue improving profit margins in our services business as a result of our repositioning actions over the past two years.

"We were also pleased with continued revenue growth in outsourcing and double-digit gains in services orders in the quarter," McGrath said. "Based on this order strength and a strong pipeline, we look for our federal business to recover in the second quarter and for our services business to return to growth as we move through the year."

Unisys reported pretax income of $0.4 million in the first quarter of 2008 compared with a pretax loss of $23.0 million in the first quarter of 2007. The company incurred $23.8 million of tax expense in the current quarter compared with a $26.6 million tax benefit in the year-ago period, which included a $39.4 million benefit for settlement of a tax audit. After taxes, the company reported a first-quarter 2008 net loss of $23.4 million, or diluted loss per share of 7 cents, compared with net income of $3.6 million, or diluted earnings of 1 cent per share, in the year-ago period. Unisys results in the year-ago period included a $32.7 million pre-tax restructuring charge and a $23.7 million pre-tax gain on the sale of a business. Pretax retirement-related expense in the first quarter of 2008 was $0.6 million compared with $23.5 million in the year-ago period.

FIRST-QUARTER COMPANY RESULTS
Services orders showed substantial double-digit gains in the first quarter, driven by order gains for outsourcing and systems integration and consulting. Services order backlog at March 31, 2008 was $6.97 billion, up 2 percent from $6.86 billion at year-end 2007.

Revenue in the United States declined 11 percent in the quarter to $537 million, reflecting declines in the company's technology and federal businesses.
Revenue in international markets increased 3 percent to $764 million. On a constant currency basis, international revenue declined 6 percent in the quarter.

The company's gross profit margin and operating profit margin in the first quarter of 2008 improved to 22.5 percent and 2.2 percent, respectively. These compared with gross and operating profit margins of 19.1 percent and (2.2) percent, respectively, in the first quarter of 2007.

FIRST-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude these items.

Customer revenue in the company's services segment declined 1 percent in the first quarter of 2008 compared with the year-ago period. The company reported revenue growth in outsourcing, which was more than offset by revenue declines in infrastructure services and core maintenance. Systems integration and consulting revenue was flat in the quarter. Gross profit margin in the services business improved to 18.5 percent compared with 15.0 percent a year ago. Services operating margin improved to 2.3 percent compared with (1.0) percent a year ago.

Customer revenue in the company's technology segment declined 16 percent from the first quarter of 2007, reflecting double-digit declines in both enterprise servers and specialized technologies. The technology revenue decline was centered in the company's U.S. and federal businesses; international technology revenue grew in the quarter. Gross profit margin in the technology business was 42.9 percent compared with 43.3 percent a year ago. Technology operating margin in the quarter was 0.8 percent compared with 3.5 percent in the first quarter of 2007.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys used $49 million of cash from operations in the first quarter of 2008 compared with operational cash usage of $104 million in the year-ago quarter. The company used approximately $21 million of cash in the first quarter of 2008 for restructuring payments compared to approximately $50 million in the year-ago period.

Capital expenditures in the first quarter of 2008 were $65 million compared to $83 million in the year-ago quarter. After deducting for capital expenditures, Unisys used $114 million of free cash in the quarter compared with free cash usage of $187 million in the first quarter of 2007.

During the quarter the company redeemed at par all $200 million of its 7 7/8% senior notes due 2008. The company ended the quarter with $490 million of cash on hand.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. EST to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.


ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialise in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to successfully implement its repositioning strategy; the company's ability to retain significant clients; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to continue to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the potential business and financial risk in implementing future acquisitions or dispositions and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
###

RELEASE NO.: 0430/8875
http://www.unisys.com/about__unisys/news_a_events/04308875.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                                Three Months
                                                Ended March 31
                                             -------------------
                                               2008       2007
                                             --------   --------
Revenue
  Services                                   $1,137.1   $1,152.9
  Technology                                    164.2      195.1
                                             --------   --------
                                              1,301.3    1,348.0
Costs and expenses
  Cost of revenue:
    Services                                    922.2      993.9
    Technology                                   85.9       96.7
                                             --------   --------
                                              1,008.1    1,090.6

Selling, general and administrative             232.5      244.6
Research and development                         32.7       42.4
                                             --------   --------
                                              1,273.3    1,377.6
                                             --------   --------
Operating profit (loss)                          28.0      (29.6)

Interest expense                                 21.6       18.9
Other income (expense), net                      (6.0)      25.5
                                             --------   --------
Income (loss) before income taxes                 0.4      (23.0)
Provision (benefit) for
 income taxes                                    23.8      (26.6)
                                             --------   --------
Net income (loss)                              ($23.4)      $3.6
                                             ========   ========
Earnings (loss) per share
Basic                                         ($  .07)    $  .01
                                             ========   ========
Diluted                                       ($  .07)    $  .01
                                             ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                       354,798    346,421
                                             ========   ========
  Diluted                                     354,798    348,338
                                             ========   ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2008
------------------
Customer revenue      $1,301.3              $1,137.1      $164.2
Intersegment                       ($43.7)       2.7        41.0
                      --------   --------   --------    --------
Total revenue         $1,301.3     ($43.7)  $1,139.8      $205.2
                      ========   ========   ========    ========

Gross profit percent     22.5%                 18.5%       42.9%
                      ========              ========    ========
Operating profit
  percent                 2.2%                  2.3%        0.8%
                      ========              ========    ========
Three Months Ended
March 31, 2007
------------------
Customer revenue      $1,348.0              $1,152.9      $195.1
Intersegment                       ($40.1)       3.9        36.2
                      --------   --------   --------    --------
Total revenue         $1,348.0     ($40.1)  $1,156.8      $231.3
                      ========   ========   ========    ========

Gross profit percent     19.1%                 15.0%       43.3%
                      ========              ========    ========
Operating profit
  (loss) percent         (2.2%)                (1.0%)       3.5%
                      ========              ========    ========


* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                         March 31,
                                           2008     December 31,
                                       (Unaudited)      2007
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $490.2       $830.2
 Accounts and notes receivable, net        1,031.7      1,059.2
 Inventories
   Parts and finished equipment               90.9         91.9
   Work in process and materials              84.1         79.2
 Deferred income taxes                        18.0         18.0
 Prepaid expense and other
   current assets                            150.4        133.7
                                        ----------   ----------
 Total                                     1,865.3      2,212.2
                                        ----------   ----------
Properties                                 1,354.3      1,336.9
 Less accumulated depreciation
   and amortization                        1,030.5      1,004.7
                                        ----------   ----------
 Properties, net                             323.8        332.2
                                        ----------   ----------
Outsourcing assets, net                      391.4        409.4
Marketable software, net                     261.0        268.8
Prepaid postretirement assets                529.8        497.0
Deferred income taxes                         93.8         93.8
Goodwill                                     201.2        200.6
Other long-term assets                       125.0        123.1
                                        ----------   ----------
 Total                                    $3,791.3     $4,137.1
                                        ==========   ==========
Liabilities and stockholders' equity
Current liabilities
 Notes payable                                $0.1         $0.1
 Current maturities of long-term debt          3.7        204.3
 Accounts payable                            379.9        419.6
 Other accrued liabilities                 1,214.6      1,272.0
                                        ----------   ----------
 Total                                     1,598.3      1,896.0
                                        ----------   ----------
Long-term debt                             1,061.3      1,058.3
Long-term postretirement liabilities         414.1        420.7
Other long-term liabilities                  367.3        395.5
Stockholders' equity
 Common stock                                  3.6          3.6
 Accumulated deficit                      (2,489.3)    (2,465.9)
 Other capital                             4,026.6      4,011.8
 Accumulated other comprehensive loss     (1,190.6)    (1,182.9)
                                        ----------   ----------
 Stockholders' equity                        350.3        366.6
                                        ----------   ----------
 Total                                    $3,791.3     $4,137.1
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                           (Unaudited)
                            (Millions)

                                            Three Months Ended
                                                 March 31
                                            -------------------
                                              2008        2007
                                            -------     -------
Cash flows from operating activities
Net income (loss)                            ($23.4)       $3.6
Add (deduct) items to reconcile
 net income (loss) to net cash
 used for operating activities:
Employee stock compensation expense             6.0         2.3
Company stock issued for U.S. 401(k) plan       8.8         9.5
Depreciation and amortization
 of properties                                 26.7        27.4
Depreciation and amortization of
 outsourcing assets                            42.4        38.0
Amortization of marketable software            30.5        33.4
Gain on sale of assets                                    (23.7)
Increase in deferred income taxes, net                     (2.3)
Decrease (increase) in receivables, net        42.5        (5.3)
Increase in inventories                        (2.2)      (11.9)
Decrease in accounts payable
 and other accrued liabilities               (129.0)     (135.3)
Decrease in other liabilities                 (14.5)      (29.2)
Increase in other assets                      (42.5)      (13.1)
Other                                           5.4         2.3
                                            -------     -------
Net cash used for operating activities        (49.3)     (104.3)
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  1,646.6     1,922.4
 Purchases of investments                  (1,675.9)   (1,925.4)
 Investment in marketable software            (22.4)      (24.3)
 Capital additions of properties              (14.6)      (19.3)
 Capital additions of outsourcing assets      (27.9)      (39.3)
 Purchases of businesses                        (.4)       (1.2)
 Proceeds from sale of assets                              28.3
                                            -------     -------
Net cash used for investing activities        (94.6)      (58.8)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings                    (1.1)
 Proceeds from exercise of stock options                    7.0
 Payments of long-term debt                  (200.0)
 Financing fees                                 (.8)
                                            -------     -------
Net cash (used for) provided by financing
  activities                                 (200.8)        5.9
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           4.7         2.1
                                            -------     -------
Decrease in cash and cash
  equivalents                                (340.0)     (155.1)
Cash and cash equivalents, beginning of
 period                                       830.2       719.3
                                            -------     -------
Cash and cash equivalents, end of period     $490.2      $564.2
                                            =======     =======